Exhibit 11.2

Ethical Corporate Management Best Practice Principles

for CHUNGHWA TELECOM CO., LTD.

Article 1 (Purpose of enactment and applicable scope)

The Ethical Corporate Management Best Practice Principles (“Principles”) is enacted to assist Chunghwa Telecom Co., Ltd. and its affiliated institutions (hereinafter referred to as the “Company”) to establish a corporate culture of ethical management and sound development.

The applicable scope of the Principles covers the Company’s subsidiaries, any foundation constituted as a juristic person to which the Company’s direct or indirect accumulated contribution of funds exceeds 50% of the total funds received, and other institutions or juridical persons which are substantially controlled by the Company (hereinafter referred to as the “Business Group”).

Article 2 (Prohibition of Unethical Conducts)

When engaging in commercial activities, directors, supervisors, managers, employees of the Company or persons having substantial control over such companies (hereinafter referred to as the “Substantial Controllers”) shall not directly or indirectly offer, promise to offer, request or accept any improper Benefits, nor commit unethical acts including breach of ethics, illegal acts, or breach of fiduciary duty (hereinafter referred to as the “Unethical Conduct”) for purposes of acquiring or maintaining Benefits.

Parties referred to in the preceding paragraph include civil servants, political candidates, political parties or members of political parties, state-run or private-owned businesses or institutions, and directors, supervisors, managers, employees or Substantial Controllers or other interested parties of the same.

Article 3 (The type of benefits)

The “Benefits” mentioned in the Principles means any valuable things, including money, endowments, commissions, positions, services, preferential treatment or rebates of any type or in any name. Benefits received or given occasionally in accordance with accepted social customs and that do not adversely affect specific rights and obligations shall be excluded.

Article 4 (Legal compliance)

The Company shall comply with the Company Act, Securities and Exchange Act, Business Accounting Act, Political Donations Act, Anti-Corruption Act, Government Procurement Act, Act on Recusal of Public Servants Due to Conflicts of Interest, TWSE/GTSM-listing related rules, or other laws or regulations regarding commercial activities, as the underlying basic premise to facilitate ethical corporate management.

Article 5 (Policy)

The Company shall abide by the operational philosophies of honesty, transparency and responsibility, base policies on the principle of good faith and establish good corporate governance and risk control and management mechanism so as to create an operational environment for sustainable development.

Article 6 (The Prevention Guidelines)

The Company has established the “Guidelines for Prevention of Unethical Conduct of Chung Hwa Telecom” (hereinafter referred to as the “Prevention Guidelines”) in order to implement the operational philosophies and policies prescribed in the preceding article.

The Prevention Guidelines established in accordance with the previous paragraph shall comply with relevant laws and regulations of the territory where the Company and its Business Group are operating.

Article 7 (The scope of the Prevention Guidelines)

When establishing the Prevention Guidelines, the Company shall analyze which business activities within their business scope may be at a higher risk of being involved in Unethical Conduct, and strengthen relevant preventive measures.

The Prevention Guidelines under the previous paragraph shall include preventive measures against the following:

1.	Offering and acceptance of bribes.

2.	Offering illegal political donations.

3.	Improper charitable donations or sponsorship.

4.	Offering or acceptance of unreasonable presents or hospitality, or other improper Benefits.

Article 8 (The promises and executions)

The Company and its Business Group shall clearly specify ethical corporate management policies in their internal rules and relevant external documents. The board of directors and the management level shall promise to undertake rigorously and thoroughly enforce such policies for internal management and external commercial activities.

Article 9 (Engaging in commercial activities under ethics)

The Company shall engage in commercial activities in a fair and transparent manner.

Prior to conclusion of any commercial transactions, the Company shall take into consideration the legality of their agents, suppliers, clients or other trading counterparties, and their records of Unethical Conduct, if any. It is advisable not to have any dealings with persons who have any records of Unethical Conduct.

When entering into contracts with other parties, the Company shall include in such contracts provisions for ethical corporate management policy compliance and a provision that in the event the trading counterparties are suspected of engaging in Unethical Conduct, the Company may at any time terminate or revoke the contracts.

Article 10 ( Prohibition of offering and acceptance of bribery)

When conducting business, the Company and its directors, supervisors, managers, employees and Substantial Controllers, shall not directly or indirectly offer, promise to offer, request or accept any improper Benefits, including rebates, commissions, grease payments, or offer or accept improper Benefits in other ways to or from clients, agents, contractors, suppliers, public servants, or other interested parties, unless otherwise the laws of the territories where the Company operates permit so.

Article 11 (Prohibition of offering illegal political donations)

When directly or indirectly offering a donation to political parties, or organizations or individuals participating in political activities, the Company and its directors, supervisors, managers, employees and Substantial Controllers, shall comply with the Political Donations Act and the Company’s own relevant internal operational procedures, and shall not make such donations in exchange for commercial gains or business advantages.

Article 12 (Prohibition of improper charitable donation or sponsorship)

When making or offering charitable donations and sponsorship, the Company and its directors, supervisors, managers, employees and Substantial Controllers shall comply with relevant laws and regulations and internal operational procedures, and shall not surreptitiously engage in bribery.

Article 13 (Prohibition of unreasonable presents, hospitality or other improper benefits)

The Company and its directors, supervisors, managers, employees and Substantial Controllers shall not directly or indirectly offer or accept any unreasonable presents, hospitality or other improper Benefits in order to establish business relationship or influence commercial transactions.

Article 14 (Organization and responsibility)

The board of directors of the Company shall exercise the due care of good administrators to urge the Company to prevent from Unethical Conduct and review the results of the preventive measures at any time as well as continuously make adjustments so as to ensure thorough implementation of its ethical corporate management policies.

To achieve sound ethical corporate management, the human resources department of the Company shall be in charge of enacting and enforcing the ethical corporate management policies and Prevention Guidelines and reporting to the board of directors periodically.

Article 15 (Legal compliance for business operation)

The Company and its directors, supervisors, managers, employees and Substantial Controllers shall comply with laws and regulations and the Prevention Guidelines when carrying out the business.

Article 16 (The avoidance of conflicts of interests of directors, supervisors, and managers)

The Company shall establish policies to avoid conflicts of interest and offer appropriate means for directors, supervisors and managers to voluntarily explain whether they have any potential conflict of interest with the Company.

The Company’s directors shall exercise a high degree of self-discipline. The director may present his opinion and answer relevant questions of but is prohibited from participating in discussion of or voting on any proposal where the director or the juristic person that the director represents is an interested party and where such participation is likely to prejudice the interests of the Company. The director shall not vote on such proposal as a proxy of another director in such circumstances as well. The directors shall practice self-discipline and must not support one another in improper ways.

The Company’s directors, supervisors and managers shall not take advantage of their positions in the Company to obtain improper Benefits for themselves, their spouses, parents, children or any other persons.

Article 17 (Accounting and internal control)

The Company shall establish effective accounting systems and internal control systems for business activities which may be at a higher risk of being involved in Unethical Conduct, not have under-the-table accounts or maintain secret accounts, and conduct reviews from time to time so as to ensure that the design and enforcement of the systems will continue to be effective.

The Company’s internal auditors shall periodically examine the Company’s compliance with the systems mentioned in the previous paragraph and prepare audit reports to be submitted to the board of directors.

Article 18 (Operation procedures and guidelines of conduct)

The Prevention Guidelines established by the Company in accordance with Article 6 hereof shall provide concrete rules about the operation procedures and guidelines of conduct for directors, supervisors, managers, employees and Substantial Controllers which shall contain the following contents:

1.	The offer or acceptance of Benefits must be consistent with normal social customs, be of occasional nature, and not be likely to affect specific rights or obligations.

2.	Handling procedures for offering legitimate political donations.

3.	Handling procedures and the standard rates for offering charitable donations or sponsorship.

4.	Rules for avoiding work-related conflicts of interest and reporting and handling procedures thereof.

5.	Rules for keeping confidential trade secrets and sensitive business information obtained in the ordinary course of business.

6.	Regulations and handling procedures for dealing with suppliers, clients and business transaction counterparties suspected of Unethical Conduct.

7.	Handling procedures for violations of the Principles of the Company.

8.	Disciplinary measures for offenders.

Article 19 (Education training and review)

The Company shall periodically organize education training and awareness programs for directors, supervisors, managers, employees, and Substantial Controllers so they could fully understand the Company’s resolve to implement ethical corporate management, the related policies, Prevention Guidelines and the consequences of committing Unethical Conduct.

The Company shall combine the policies of ethical corporate management with its employee performance appraisal system and human resource policies to establish a clear and effective reward and discipline system.

Article 20 (Report and discipline)

The Company shall have in place a formal channel for receiving reports on Unethical Conduct and keep the reporter’s identity and content of the report confidential.

The Company shall enact a well-defined disciplinary and complaint system to handle violation of the ethical corporate management rules, and immediately disclose the information on the Company’s internal website the offender’s job title, name, and the date when the violation was committed, violating act and how the matter was handled.

Article 21 (Disclosure of information)

The Company shall disclose the status of the enforcement of the Principles on the websites, annual reports and prospectuses of the Company.

Article 22 (Review and amendment to the Principles)

The Company shall monitor the development of relevant local and international regulations concerning ethical corporate management from time to time, and encourage directors, supervisors, managers and employees to make suggestions so as to review and improve the Principles enacted by the Company and enhance the achievement of ethical corporate management.

Article 23 (Enforcement)

The Principles of the Company shall be implemented after the board of directors grants the approval, and shall be sent to the supervisors and reported at a shareholders’ meeting. The same shall apply to any amendment thereto.